Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-121852) and related Prospectus of Kintera, Inc. for the registration of 2,500,000 shares of its common stock and to the incorporation by reference therein of our reports (a) dated February 6, 2004, with respect to the consolidated financial statements of Kintera, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, and (b) dated December 30, 2004 with respect to the financial statements of American Fundware Holding Company, Inc. for the year ended July 31, 2004 included in its Current Report on Form 8-K/A dated February 14, 2005, both filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

March 1, 2005